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Exhibit 99.1


Court Grants in its Entirety ITXC's Motion to Strike

AUGUST 26, 2003 - PRINCETON, NEW JERSEY - ITXC Corp. (NASDAQ:ITXC) announced today that Judge Thacher of the Circuit Court of Fairfax County Virginia, has granted ITXC Corp.'s motion to strike, dismissing in their entirety all of the claims made by Hercules Satellite Communications, LLC against both ITXC and its affiliate ITXC Data Transport Services, LLC., thus terminating the action, subject to the plaintiff's right to seek an appeal.

About ITXC:

ITXC Corp. is one of the world's leading carriers based on minutes of international traffic carried. As a carriers' carrier, ITXC serves all major carriers in the US; many incumbent carriers worldwide including China Telecom, PLDT, Telkom South Africa, Telecom Colombia, Telenor, Telia, and VSNL; and emerging and competitive carriers including Intelig in Brazil, Vietel in Vietnam and Data Access in India. ITXC also serves a growing number of mobile carriers including China Mobile and Smart Communications, leading mobile carriers in their respective markets.

ITXC is the global market share leader in VoIP international calling with approximately 20% of the market, according to TeleGeography 2003. ITXC was also the Fastest Growing Technology Company in North America according to the 2002 Deloitte & Touche Technology Fast 500 ranking.

For more information about ITXC, please visit www.itxc.com.